WISCONSIN CAPITAL FUNDS, INC.
EIGHTH AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS EIGHTH AMENDMENT effective as of the 1st day of June, 2017, to the Fund Accounting Servicing Agreement, dated as of May 21, 2007, as amended October 1, 2009, July 1, 2010, May 1, 2011, May 1, 2012, May 1, 2013, May 1, 2014 and May 15, 2015 (the “Agreement”), is entered into by and between Wisconsin Capital Funds, Inc., a Maryland corporation (the “Company”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend the fees of the Agreement; and

WHEREAS, Section 14 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

WISCONSIN CAPITAL FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Thomas G. Plumb	By: /s/ Michael L. Ceccato

Name: Thomas G. Plumb	Name: Michael L. Ceccato

Title: President	Title: Senior Vice President

Amended Exhibit B
to the Fund Accounting Servicing Agreement – Wisconsin Capital Funds, Inc.
Annual Fee Schedule at June 1, 2017

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule

Annual Fee Based Upon Average Net Assets per Fund*
[…] basis points on the first $[…]
[…] basis points on the next $[…]
[…] basis points on the balance
Minimum Annual Fee: $[…] per fund – first […] months, $[…] per fund thereafter.

▪	Additional fee of $[…] for each additional class and/or for a Controlled Foreign Corporation (CFC)
▪	Additional fee of $[…] per manager/sub-advisor per fund

Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	Annual legal admin update

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.

Data Services

Pricing Services

▪	$[…] – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards
▪	$[…] – Domestic Corporates, Convertibles, Governments, Agencies, Currency Rates, Mortgage Backed
▪	$[…] – CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
▪	$[…] – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$[…] – Bank Loans
▪	$[…] – Swaptions
▪	$[…] – Credit Default Swaps
▪	$[…] per Month Manual Security Pricing ([…] per day)

Fair Value Services (Charged at the complex level)

▪	$[…] per security on the First […] Securities
▪	$[…] per security on the Balance of Securities

Corporate Action and Factor Services (security paydown)

▪	$[…] per Foreign Equity Security per Month
▪	$[…] per Domestic Equity Security per Month
▪	$[…] per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)

▪	$[…] per security per month for fund administrative data

Chief Compliance Officer Support Fee*

▪	$[…] per year per fund complex

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.
Miscellaneous Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average
Fees are calculated pro rata and billed monthly.

Amended Exhibit B (continued) - Fund Administration & Compliance Portfolio Services -  Supplemental Services Fee Schedule (continued) at June 1, 2017

Daily Compliance Services

▪	Base fee – $[…] per fund per year
▪	Setup – $[…] per fund group

Section 18 Compliance Testing

▪	$[…] set up fee per fund complex
▪	$[…] per fund per month

Section 15(c) Reporting

▪	$[…] per fund per standard reporting package*
▪	Additional 15c reporting is subject to additional charges
*Standard reporting packages for annual 15(c) meeting
-	Expense reporting package: […] peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
- Performance reporting package: Peer Comparison Report

Additional Legal Administration Services

▪	Subsequent new fund launch – $[…] per project
▪	Subsequent new share class launch – $[…] per project
▪	Multi-managed funds – as negotiated based upon specific requirements
▪	Proxy – as negotiated based upon specific requirements